Exhibit 10.10

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE is made this 9th day of February 2007, between BOHANNON TRUSTS PARTNERSHIP II, a California partnership, herein referred to as “Landlord”, and KANA SOFTWARE, INC., a Delaware corporation, herein referred to as “Tenant”.

WITNESSETH:

WHEREAS, Landlord and Tenant’s predecessor in interest, Broadbase Information Systems, Inc., entered into a Lease entitled “Business Park Lease” dated December 23, 1999, for certain demised premises located at 181-185 Constitution Drive, Menlo Park, California, as more particularly described in said Lease, and

WHEREAS, Tenant acquired its interest in the Lease and the Lease was amended by Assignment and Amendment of Lease dated November 1, 2002 (the Lease, as previously amended and assigned, is herein referred to as the “Lease”), and

WHEREAS, the Lease is scheduled to expire on April 30, 2007, and

WHEREAS, Landlord and Tenant desire to make certain amendments to the Lease and extend the demised term of the Lease, all as more particularly set out hereinbelow.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, Landlord and Tenant agree to amend the Lease as follows:

1. The demised term of the Lease is extended for a period of three (3) years commencing May 1, 2007, to and including April 30, 2010 (the “Extended Term”), subject to Tenant’s right to extend the demised term described in paragraph 5 below and subject to Tenant’s right to terminate the Lease described in paragraph 6 below.

2. Base rent payable by Tenant pursuant to Section 2.1(A) of the Lease shall be payable during the Extended Term as follows: for the period from May 1, 2007, to and including April 30, 2008, the amount of Six Hundred Forty Four Thousand Eleven and 20/100 Dollars ($644,011.20) per annum, payable in twelve (12) equal monthly installments of Fifty Three Thousand Six Hundred Sixty Seven and 60/100 Dollars ($53,667.60); for the period from May 1, 2008, to and including April 30, 2009, the amount of Six Hundred Seventy Thousand Eight Hundred Forty Five Dollars ($670,845.00) per annum, payable in twelve (12) equal monthly installments of Fifty Five Thousand Nine Hundred Three and 75/100 Dollars ($55,903.75); and for the period from May 1, 2009, to and including April 30, 2010, the amount of Six Hundred Ninety Seven Thousand Six Hundred Seventy Eight and 80/100 Dollars ($697,678.80) per annum, payable in twelve (12) equal monthly installments of Fifty Eight Thousand One Hundred Thirty Nine and 90/100 Dollars ($58,139.90).

3. The current payments for additional rent shall continue to be adjusted during the Extended Term pursuant to the provisions of the Lease.

4. As an inducement to Tenant to extend the demised term of the Lease, Landlord agrees to provide to Tenant the amount of One Hundred Seventy Eight Thousand Eight Hundred Ninety Two Dollars ($178,892.00) (the “Inducement”), in installments as described below, to assist Tenant in the refurbishment of the demised premises, which refurbishment shall be completed pursuant to plans approved in advance in writing by Landlord and may include upgrades to the bathrooms and may also include (but shall not be limited to) the following improvement work: (a) interior and exterior painting, (b) provide upgraded finishes in selected conference rooms, (c) new carpet, and (d) a cement pad for a generator to be provided by Tenant (generator and supporting infrastructure all at Tenant’s expense) in the size and location as determined by Landlord (with Tenant’s input which Landlord shall reasonably consider):

(a) the first thirty percent (30%) of the Inducement will be payable when the following conditions have been satisfied: (i) this Amendment to Lease has been executed and delivered by the parties and the Lease remains in full force and effect; (ii) Tenant is not in material default under the terms of the Lease, including without limitation Section 19.8 thereof; (iii) Tenant has provided Landlord with lien releases from all contractor(s) who have done work on the demised premises to date, and no liens have been filed; and (iv) Tenant has completed at least thirty percent (30%) of Tenant’s work described hereinabove in accordance with the Landlord-approved plans and specifications therefor. Such payment will be made within ten (10) days of Tenant’s written request therefor.

(b) the second thirty percent (30%) of the Inducement will be payable when the following conditions have been satisfied: (i) Tenant has satisfied, and continues to satisfy, the conditions contained in subparagraph 4(a) above; (ii) Tenant has provided Landlord with lien releases from all contractor(s) who have done work on the demised premises to date, and no liens have been filed; and (iii) Tenant has completed at least sixty percent (60%) of Tenant’s work described hereinabove in accordance with the Landlord-approved plans and specifications therefor. Such payment will be made within ten (10) days of Tenant’s written request therefor.

(c) the final forty percent (40%) of the Inducement will be payable within thirty (30) days after all of the following conditions are satisfied: (i) Tenant has satisfied, and continues to satisfy, the conditions contained in subparagraphs 4(a) and (b) above; (ii) Tenant has completed Tenant’s work described hereinabove in accordance with the Landlord-approved plans and specifications therefor; (iii) Tenant has, within ten days after Tenant’s work is completed, recorded a Notice of Completion in the San Mateo County Recorder’s Office and has provided Landlord with a copy thereof; (iv) Tenant is in occupancy of the demised premises and is conducting its business therein; (v) Tenant has provided Landlord with appropriate documentation to substantiate the cost of Tenant’s work, including without limitation copies of Tenant’s checks and the invoices and unconditional lien releases from Tenant’s contractor(s); and (vi) Tenant has provided Landlord with a written request therefor.

The parties acknowledge and agree that Tenant may begin to perform its refurbishment work upon execution and delivery of this Amendment to Lease by both parties.

5. Provided Tenant is not, at the time of giving the notice described below or at any time thereafter until commencement of the option term, in default under any of the terms, conditions and covenants of the Lease, as amended herein, and further provided that Tenant has not exercised its right to terminate the Lease pursuant to the provisions of paragraph 6 herein, and subject to the terms and conditions set forth herein, Tenant shall be granted the option to extend the term of the Lease for one additional period of three (3) years (the “option term”) under the following conditions:

(a) Tenant shall notify Landlord in writing of Tenant’s exercise of the option to extend the demised term of the Lease not less than six (6), nor more than nine (9), full calendar months prior to the expiration of the Extended Term herein;

(b) The option term will commence on the day after the expiration of the Extended Term and shall terminate three (3) years later;

(c) There shall be no further option to extend or right of Tenant to terminate the Lease during the option term, there shall be no Landlord Inducement, and Landlord shall not be required to perform any improvements in the demised premises or the building prior to or during the option term (unless otherwise agreed to by both parties in writing);

(d) The option to extend can be exercised only by Kana Software, Inc. for its sole use of the demised premises and may not be transferred or assigned to any sublessee, assignee or other party, nor may this option be exercised by Kana Software, Inc. for the use of the demised premises by any sublessee, assignee or party other than Kana Software, Inc., except that Kana Software, Inc. may exercise the option to extend so long as Kana Software, Inc. is, at the time of exercise of the option and continuing until the first day of the option term, occupying at least sixty five percent (65%) of the demised premises (i.e., at least 29,070 square feet in the building(s) located on the demised premises);

(e) The then current payments for additional rent shall continue to be adjusted during the option term pursuant to the provisions of the Lease;

(f) The base rent for each year of the option term shall (subject to the provisions hereof) equal the Fair Market Rental Value (hereinafter defined). “Fair Market Rental Value” shall mean the market rent, including annual increases (if any), being charged on the first day of the option term for similar space in buildings of comparable quality as the building in which the demised premises is situate which are located in similar areas of the City of Menlo Park. In determining the Fair Market Rental Value comparable transactions shall be considered, including without limitation, length of lease term, landlord and tenant inducements and rent increases, if and to the extent then a part of market conditions. The rent on comparable leases shall be adjusted to reflect the value or cost of such inducements since neither Landlord nor Tenant shall have any obligation to pay or perform any such inducements (except for rent increases if applicable). For purposes of the determination of Fair Market Rental Value it shall be assumed the Landlord and Tenant are each ready, willing and able to enter into such a lease but are under no compulsion to do so.

Within twenty (20) calendar days after Tenant’s written notice of exercise, Tenant shall advise Landlord of its estimate of the Fair Market Rental Value for the demised premises. Landlord, within twenty (20) calendar days thereafter, shall advise Tenant in writing of its estimate of the Fair Market Rental Value. During the next twenty (20) calendar days the parties shall meet and confer for the purpose of agreeing upon Fair Market Rental Value. If the parties are then unable to agree, then the Fair Market Rental Value shall be determined by an appraisal as herein set forth and the Fair Market Rental Value as so determined shall be binding upon Landlord and Tenant. Within ninety (90) calendar days after the Tenant’s notice of exercise, Landlord and Tenant shall each appoint an appraiser and notify the other party in writing of its choice. Thereupon, the two appraisers so elected shall elect a third appraiser within thirty (30) calendar days of their appointment, unless during such period the two appraisers shall have agreed upon a Fair Market Rental Value, or have reconciled their appraisals to within ten percent (10%) of each other in which event the average of the two appraisals will be the Fair Market Rental Value, in which case their determination shall be final and binding. If the two appraisers shall be unable to agree upon a third appraiser, then the Landlord and Tenant shall immediately request the Presiding Judge of the San Mateo County Superior Court to make such selection. The three appraisers shall meet and confer for a period not to exceed sixty (60) calendar days and the determination of Fair Market Rental Value by a majority of the three shall be final and binding. In the event that a majority cannot agree, then the third (neutral) appraiser shall direct each of the party appraisers to review their appraisals for a period of seven (7) calendar days and return to a meeting of the three appraisers within five (5) calendar days thereafter with each respective party appraiser having indicated their final appraisal of Fair Market Rental Value in a sealed envelope and signed by that appraiser. The third appraiser will do the same. The envelopes will be opened in the presence of the three appraisers and the Fair Market Rental Value of the party appraiser which is closest to the Fair Market Rental Value of the third appraiser will be the final Fair Market Rental Value and binding on the parties. Each party shall bear the cost of the appraiser selected by it and the cost of the third appraiser shall be shared equally (including all costs associated with an appointment by the Superior Court of San Mateo, if applicable, regardless of which party filed the application). To be appointed as an appraiser the person so appointed shall hold the professional designation of MAI awarded by the American Institute of Real Estate Appraisers or such designation as may then be the preeminent professional designation, hold any licenses which may then be required by law, and have at least five (5) years current experience appraising commercial/light industrial properties in San Mateo County. The third (neutral) appraiser shall not have had any personal, social or business relationship with either party or any of its personnel during the preceding five (5) years.

Notwithstanding the foregoing to the contrary, in no event shall the base rent for each year of the option term be reduced below the base rent payable by Tenant for the last year (or partial year) of the Extended Term.

6. Tenant shall have the one (1) time option to terminate this Lease with a termination date between November 1, 2008, to and including April 30, 2009, by giving Landlord no less than six (6) months’ prior written notice thereof, in which event the Lease shall terminate on the date within such time period as specified in Tenant’s written notice (the “effective date of termination”). In consideration of such early termination, Tenant shall pay to Landlord, in addition to all other sums due and owing hereunder through the effective date of termination, the aggregate of (i) an amount equal to the unamortized value of the Inducement paid by Landlord hereunder (i.e., $178,892.00) as of the effective date of termination, and (ii) an amount equal to the unamortized costs to restore the t-bar ceiling in the existing areas of the demised premises described in Section 12.2 of the Lease (i.e., $355,649.00) as of the effective date of termination. The above amortizations shall be calculated on a straight-line basis over the three (3) year Extended Term from the commencement of the Extended Term hereof, together with interest thereon at the rate of five percent (5%) per annum. Such payment (i.e., the total of (i) and (ii) above) shall be made by Tenant to Landlord with Tenant’s written notice of termination, or said option to terminate shall be null and void and the Lease will remain in full force and effect.

7. As an additional inducement to Tenant to extend the demised term of the Lease, Landlord agrees, provided Tenant is not, and has not been, in material default under the Lease (including this Amendment) at the expiration or sooner termination of the demised term, to waive the requirement of Tenant to perform the following work at the end of the demised term with regard to the restoration of the t-bar ceiling: reinstall the t-bar ceiling (including ceiling tiles), lighting (including fixtures), skylight wells and electrical and HVAC distribution systems throughout the demised premises, and Tenant shall have no obligation to restore the demised premises at the expiration or sooner termination of the demised term, except that Tenant shall continue to be obligated to (i) remove all Antennae from the Roof of the building(s) and repair and restore the Roof, all as defined and described in Section 1.2 of the Lease, (ii) remove the trade fixtures and personal property of Tenant, and (iii) repair any damage in the demised premises caused by Tenant.

8. As used in this Amendment to Lease, the term “material default” shall mean any default under the Lease as amended herein (i) requiring the payment of money, or (ii) under any other material term or condition, which default is not cured within applicable notice and cure periods under the Lease.

9. It is understood and agreed that all other terms and conditions of the Lease shall be and remain the same. If there is any conflict between the provisions of this Amendment to Lease and the provisions of the Lease, the provisions contained in this Amendment to Lease shall control.

10. This Amendment to Lease shall be construed under the laws of the State of California. If any provision of this Amendment to Lease, or portion thereof, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Amendment to Lease shall not be affected thereby and each provision of this Amendment to Lease shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the date first hereinabove written.

TENANT: KANA SOFTWARE, INC., a Delaware corporation		LANDLORD: BOHANNON TRUSTS PARTNERSHIP II, a California partnership

By:	/s/ Michael S. Fields	By:	/s/ Robert L. Webster
	CEO		Robert L. Webster Managing Partner

By:	/s/ John M. Thompson
CFO